As filed with the Securities and Exchange Commission on January 12, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wallbox N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	3790	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Carrer del Foc, 68

Barcelona, Spain 08038

Tel: +34 930 181 668

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wallbox USA Inc.

800 W. El Camino Real, Suite 180

Mountain View, CA 94040

Tel: +1 (888) 787-5780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 Tel: (713) 546-5400	Jose Antonio Sànchez Latham & Watkins LLP Plaza de la Independencia 6 Madrid 28001 Spain Tel: +34 91 791 5000	Michel van Agt Loyens & Loeff Parnassusweg 300 1081 LC Amsterdam The Netherlands Tel: +31 20 578 57 85

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 12, 2024.

PRELIMINARY PROSPECTUS

Wallbox N.V.

Up to 10,360,657 Class A Shares

Offered by the Selling Securityholders

This prospectus relates to the offer and sale from time to time in one or more offerings by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 10,360,657 of Class A ordinary shares, nominal value of €0.12 per share (“Class A Shares”) of Wallbox N.V., a Dutch public limited liability company (naamloze vennootschap) (the “Company”) issued to such securityholders in connection with the closing on December 13, 2023, of a private placement offering.

This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

We are registering the securities described above for resale pursuant to the selling securityholders’ registration rights under the subscription agreements between us and the selling securityholders. Our registration of the securities covered by this prospectus does not mean that either the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the Class A Shares in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of Class A Shares by the selling securityholders pursuant to this prospectus. However, we may pay certain expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A Shares are listed on The New York Stock Exchange (“NYSE”) under the symbol “WBX.” On January 11, 2024, the closing sale price as reported on NYSE of our Class A Shares was $1.70 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the selling securityholders may sell Class A Shares as described in this prospectus, from time to time, in one or more offerings as described in this prospectus. To the extent permitted by law, we may file or authorize one or more prospectus supplements or free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

On November 29, 2023, Wallbox entered into various subscription agreements (the “Subscription Agreements”) with the selling shareholders named herein (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for, and Wallbox agreed to issue to such PIPE Investors, an aggregate of 10,360,657 Wallbox Class A Shares at $3.05 per share for gross proceeds of approximately $31.6 million on December 13, 2023, when closing occurred.

When we refer to “Wallbox,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Wallbox N.V., a Dutch public limited liability company (naamloze vennootschap), and its consolidated subsidiaries, unless otherwise specified. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.wallbox.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 31, 2023;

•

Our Current Reports on Form 6-K furnished to the SEC on February 15, 2023, April 6, 2023, May  30, 2023, July  19, 2023, September  28, 2023, October 16, 2023, October  18, 2023, December 4, 2023 and December 18, 2023;

•

The information contained in our Current Reports on Form 6-K furnished to the SEC on January  19, 2023 (excluding Exhibit 99.1 thereto), March 1, 2023 (excluding Exhibits 99.1 and 99.2 thereto) and as amended by the Form 6-K/A filed March  31, 2023, April  3, 2023 (excluding Exhibit 99.1 thereto), May  4, 2023 (excluding Exhibits 99.1 and 99.2 thereto), June  2, 2023 (excluding Exhibit 99.1 thereto), August  2, 2023 (excluding Exhibits 99.1 and 99.2 thereto), and November 9, 2023 (excluding Exhibits 99.1 and 99.2 thereto); and

•

The description of our Class  A Shares contained in our registration statement on Form 8-A filed with the SEC on September 30, 2021 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents. We may also incorporate by reference part or all of any reports on Form 6-K that we subsequently furnish to the SEC prior to the completion or termination of any offering by identifying in such Forms 6-K that such Form 6-K, or certain parts or exhibits of such Form 6-K, are being incorporated by reference into this prospectus, and any Form 6-K (or parts thereof) so identified shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of submission of such document.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Wallbox N.V.

Carrer del Foc, 68

Barcelona, Spain 08038

+1 (404) 574-1504

or

investors@wallbox.com

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

Overview

We believe we are a global leader in smart electric vehicle charging and energy management applications. Founded in 2015, we create smart charging systems that combine innovative technology with outstanding design and that manage the communication between user, vehicle, grid, building and charger.

Our mission is to facilitate the adoption of electric vehicles today to make more sustainable use of energy tomorrow. By designing, manufacturing, and distributing charging solutions for residential, business, and public use, we intend to lay the infrastructure required to meet the demands of mass electric vehicle (“EV”) ownership everywhere. We believe our customer-centric approach to our holistic hardware, software, and service offering allows us to solve existing barriers to EV adoption as well as anticipate opportunities soon to come. We are committed to creating solutions that will not only allow for faster, simpler EV charging but that will also change the way the world uses energy.

Our smart charging product portfolio includes Level 2 alternating current (“AC”) chargers (“Pulsar Plus”, “Commander 2” and “Copper SB”) for home and business applications, and direct current (“DC”) fast chargers (“Supernova” and “Hypernova”) for public applications. We also offer the world’s first bi-directional DC charger for the home (“Quasar” and “Quasar 2”), which allows users to both charge their electric vehicle and use the energy from the car’s battery to power their home or business, or send stored energy back to the grid. Our proprietary residential and business software “myWallbox” gives users and charge point owners complete control over their private charging and energy management activities. Meanwhile, our dedicated semi-public and public charging software platform “Electromaps” enables drivers to locate and transact with all public charging stations registered to its brand-agnostic charger database and also allows charge point operators to manage their public charging stations at scale.

Our products are currently manufactured in Spain, China, and Arlington, Texas. We remained committed to increasing our worldwide presence and believe the EV market will continue to grow as more countries commit government funds towards climate investments with the aim of reducing CO2 emissions. We believe these regulatory support packages, including the NEVI and Inflation Reduction Act programs in the United States and the European Green Deal will boost the EV sector significantly.

Through our vertically-integrated model, we keep development cycles short, enabling an accelerated time to market. Furthermore, we expect our compliance with complex certification requirements paired with our focus on engineering excellence will power our rapid growth as the global supplier of first-class charging products.

Recent Developments

Term Loan

On October 16, 2023, we and our wholly-owned subsidiaries, Wallbox USA, Inc. (“Wallbox USA”) and Wallbox Chargers, S.L.U. (“Wallbox Spain”), entered into an agreement that provides for: (i) a syndicated loan with Instituto de Crédito Oficial E.P.E., Institut Català de Finances, Mora Banc Grup SA and EBN Banco de Negocios, S.A. (“EBN Banco”) as funding entities, EBN Banco as coordinating entity and agent, Wallbox Spain as borrower and we and Wallbox USA as guarantors (the “Facility Agreement 1”); and (ii) a loan with Compañía Española de Financiación Del Desarrollo COFIDES, S.A., S.M.E., as funding entity, EBN Banco as coordinating entity, Wallbox USA as borrower and we and Wallbox Spain as guarantors (the “Facility Agreement 2” and, together with the Facility Agreement 1, the “Facility Agreements”) for an aggregate loan commitment of €35.0 million (the “Term Loan Facility”) which amount was fully drawn down and we received an amount of €31.2 million after deducting fees and expenses.

ABL GmbH Transaction

Business Acquisition

On October 17, 2023, our subsidiary Pulsar Chargers GmbH, a German limited liability company (the “Buyer”) entered into an agreement (the “Asset Purchase Agreement”) with ABL GmbH, a German limited liability company (the “Seller”) pursuant to which the Buyer acquired a majority of the operating assets of the Seller. The business to be acquired primarily include, amongst others: (i) machinery, operating and business equipment; (ii) intangible assets; (iii) employment relationships existing at the Seller’s Lauf an der Pegnitz location as of the closing date; and (iv) the Seller’s ownership in each of ABL Morocco S.A., which owns a production facility in Tangier, Morocco, ABL (Shanghai) Co. Ltd, and ABL Nederland B.V, for a total purchase consideration of €14.6 million (the “ABL Acquisition”).

Investment and Shareholders’ Agreement

On December 15, 2023, we and Wallbox Spain, parent company of the Buyer, entered into an investment and shareholders’ agreement (the “Investment and Shareholders’ Agreement”) with greenmobility invest 2 GmbH, a German limited liability company (“GI2”) and the majority indirect shareholders of GI2, pursuant to which GI2 will acquire a 25.1% interest in the share capital of the Buyer for an aggregate capital contribution of €8,378 subject to certain closing terms and conditions. The Investment and Shareholders’ Agreement provides for a put and call option for GI2 and Wallbox Spain, respectively, that would provide for GI2 to sell its shares to Wallbox Spain for cash and/or our Class A Shares pursuant to the terms detailed in the Investment and Shareholders’ Agreement. The GI2 put right may be exercised only if the Buyer’s sales in fiscal year ending December 31, 2024 exceed €81.4 million and only after the Buyer’s financial statements for the fiscal year ending December 31, 2024 have been approved and no later than December 31, 2025.

November 2023 PIPE

On November 29, 2023, we entered into various subscription agreements (the “Subscription Agreements”) with the selling shareholders named herein (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to subscribe for, and Wallbox agreed to issue to such PIPE Investors, an aggregate of 10,360,657 Wallbox Class A Shares (the “PIPE”) at $3.05 per share for gross proceeds of approximately $31.6 million on December 13, 2023, when closing occurred.

We are registered in the Commercial Register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 83012559. Our official seat (statutaire zetel) is in Amsterdam, the Netherlands. Our principal executive offices are located at Carrer del Foc, 68 Barcelona, Spain 08038, and our telephone number is +34 930 181 668.

THE OFFERING

Issuer	Wallbox N.V.

Resale of Class A Shares

Class A Shares that may be offered and sold from time to time by the selling securityholders	10,360,657 Class A Shares that were issued to certain securityholders in connection with the closing of a private placement offering pursuant to the Subscription Agreements.

Use of proceeds	All of the Class A Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors described in our most recent Annual Report on Form 20-F incorporated by reference into this prospectus and in our updates, if any, to those risk factors in our reports on Form 6-K incorporated by reference into this prospectus and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” included herein and included in our most recent Annual Report on Form 20-F and our updates, if any, to that section in our reports on Form 6-K incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “possible,” “potential,” “predict,” “project,” “target,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements concerning our operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections titled “Operating and Financial Review and Prospects,” and “Information on the Company” included in our Annual Report on Form 20-F. The risks and uncertainties include, but are not limited to:

•	the growth of the global EV market;

•	our ability to realize grow and manage growth, which may be affected by, among other things, competition;

•	the availability of, and our access to, subsidies and other incentives provided by the public sector in countries or regions where we operate;

•	our ability to produce and deliver products on a timeline to take advantage of such programs;

•	the outcome and timing of the development of our charging and energy management technology and related manufacturing processes;

•	our ability to expand sales and installations of our charging station product;

•	our development of and capital expenditures relating to our manufacturing and production capabilities;

•	the possibility that the expected timeframe for, and other expectations regarding the development and performance of, our products will differ from current assumptions;

•	intense competition in the electric vehicle charging space;

•	inflationary pressures and our ability to raise prices to keep up with inflation;

•	risks related to health pandemics, including the COVID-19 pandemic, which could have a material adverse effect on our business, operating results and financial condition;

•	failure to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel;

•	legal proceedings;

•	compliance with the continued listing standards of the NYSE;

•	volatility in the market price of our Class A shares;

•	a loss or disruption with respect to our supply or manufacturing partners;

•	delays in the development of new products and product innovations;

•	the war between Russia and Ukraine;

•	our internal control over financial reporting;

•	product recalls or withdrawals, litigation or regulatory enforcement actions and/or material product liability claims;

•	the inability to obtain patents or otherwise protect our technology and intellectual property from unauthorized use by third parties;

•	governmental regulation and other legal obligations related to privacy;

•	data protection and information security, and related governmental enforcement actions, litigation, fines and penalties or adverse publicity; and

•	other economic, business, and/or competitive factors.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in our Annual Report on Form 20-F incorporated by reference into this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date thereof. We undertake no obligation to publicly revise any forward-looking statement to reflect new circumstances or events or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports it will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to Wallbox as of the date thereof. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

USE OF PROCEEDS

All of the Class A Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2023 on:

•	an actual basis; and

•

as adjusted to give effect to: (i) the €31.2 million we received in connection with the Term Loan Facility; (ii) the sale of 71,162 Class A Shares pursuant to our at-the-market facility; (iii) the issuance of 10,360,657 Class A Shares in connection with the PIPE; and (iv) the impacts of the ABL acquisition.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information incorporated by reference in this prospectus and any prospectus supplement and the information under “Operating and Financial Review and Prospects” in our Annual Report on Form 20-F. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2023
	Actual (unaudited)	As Adjusted (unaudited)
	(€) in thousands
Cash and cash equivalents	€105,554	€155,228

Non-current debt:
Loans and borrowings	66,268	97,427
Lease liabilities(2)	23,267	32,377

Total non-current debt	89,535	132,804

Equity(1):
Share capital	48,619	49,871
Share premium	439,496	467,428
Accumulated deficit(3)	(377,328)	(363,585)
Other equity components	41,090	41,090
Foreign currency translation reserve	7,910	7,910

Total equity attributable to owners of the Company	159,787	202,714

Total capitalization	€249,322	€335,518

(1)

Excludes the impact of shares that are issuable upon (i) the exercise of outstanding options to purchase Class A Shares held by certain of our current and former directors and employees and (ii) the exercise of outstanding warrants. Further, as all of the shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts, the Company will not receive any of the proceeds from such sale. As such, there is no impact to the capitalization relating to the resale.

(2)	As Adjusted includes a preliminary amount of €12.1 million in lease liabilities related to the ABL Acquisition.
(3)

As Adjusted includes €13.7 million credit to accumulated deficit related to negative goodwill on the ABL Acquisition following the Company’s preliminary purchase price allocation for the difference between the fair value of the assets acquired and liabilities assumed and the purchase price consideration.

DESCRIPTION OF SHARE CAPITAL

This section of the registration statement includes a description of the material terms of Wallbox’s articles of association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of Wallbox’s articles of association, which are included as an exhibit to this registration statement. We urge you to read the full text of Wallbox’s articles of association.

OVERVIEW

Wallbox was incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on June 7, 2021 with an issued share capital of €1.20. Wallbox is registered with the Dutch trade register under the registration number 83012559. Wallbox’s corporate seat (statutaire zetel) is in Amsterdam, the Netherlands, and its business address is at Carrer del Foc 68, 08038 Barcelona, Spain.

Wallbox was converted from a Dutch private limited liability company to a Dutch public limited liability company (naamloze vennootschap) in connection with the Business Combination. Wallbox has a one-tier board structure.

Wallbox’s headquarters and its Chief Executive Officer and other senior executives carry out their day-to-day management activities in Spain, and as a result, Wallbox’s place of effective management is in Spain. Therefore, pursuant to the current Dutch-Spanish tax treaty, since the date of its incorporation, Wallbox has been and expects to continue to be treated as a resident of Spain for tax purposes.

Unless stated otherwise, the following is a description of the material terms of the shares and the articles of association.

SHARE CAPITAL AND ARTICLES OF ASSOCIATION

Share Capital

Authorized Share Capital

Wallbox has three classes of shares: (i) Class A ordinary shares, each with a nominal value of €0.12 (the “Class A Shares”), (ii) Class B ordinary shares, each with a nominal value of €1.20 (the “Class B Shares”), and (iii) conversion shares, each with a nominal value of €1.08 (the “Conversion Shares”).

Wallbox’s authorized share capital amounts to €108,000,002.16. Following and pursuant to a conversion of 1,000,000 Class B Shares into Class A Shares and Conversion Shares on March 22, 2023, in accordance with Clause 5 of the articles of association, Wallbox’s authorized share capital is divided into 401,020,000 Class A Shares, 48,980,000 Class B Shares, and 1,020,002 Conversion Shares.

Under Dutch law, the authorized share capital is the maximum share capital that Wallbox may issue without amending the articles of association.

Form of Shares

Pursuant to the articles of association, Wallbox’s shares (the “Shares”) are registered shares.

Transfer of Shares

Under Dutch law, transfers of Shares (other than in book-entry form) shall require a deed executed for that purpose and, save in the event Wallbox itself is a party to such legal act, written acknowledgement by Wallbox of the transfer.

Under the articles of association, if and as long as one or more Class A Shares are admitted to trading on the NYSE, or if it may reasonably be expected that one or more Class A Shares shall shortly be admitted to trading on the NYSE, Wallbox’s board of directors (the “Board”) may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Class A Shares, subject to certain overriding exceptions under the Dutch Civil Code. Such resolution and the revocation thereof shall be made available for inspection on the Wallbox’s website and at the Dutch trade register. The Board has adopted such resolution.

Conversion of Shares

Class A Shares are not convertible into any other shares of capital stock of Wallbox. Each Class B Share is convertible at any time at the option of the holder into one Class A Share and one Conversion Share. In addition, Class B Shares shall automatically convert into Class A Shares and Conversion Shares in the same ratio referred above, upon the occurrence of a conversion event set forth by the Wallbox articles of association, including (i) the sale or transfer of such shares, but excluding certain transfers permitted by the Wallbox’s articles of association, or (ii) the death or disability of the excluded holder (within the meaning of the Wallbox articles of association) of such shares, and with effect as of the conversion date (being the date that the non-executive directors determine, in their sole discretion, that a conversion event has occurred).

Notwithstanding the foregoing, all outstanding Class B Shares shall convert into Class A Shares and Conversion Shares in the same ratio referred above, upon the occurrence of the final conversion event (and with effect as per the date on which Wallbox becomes aware the final conversion event has occurred), being: (i) the date set by the Board that is no less than 61 days and no more than 180 days following the date after the date on which the aggregate number of issued and outstanding Class B Shares held (jointly) by the holders that were issued Class B Shares pursuant to the Business Combination Agreement, and their permitted transferees, represents less than 20% of the aggregate number of issued and outstanding Class B Shares held by the initial holders on the date on which Wallbox issues Class B Shares for the first time; or (ii) the date set by the meeting of holders of Class B Shares.

Upon the occurrence of a conversion event, the shareholder concerned shall be obliged to notify the Board thereof by means of a written notice addressed to the Board.

If a Conversion Share is held by anyone other than Wallbox (the “Transferor”), such Transferor shall be obliged to offer and transfer such Conversion Shares to Wallbox unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to Wallbox, the voting rights, meeting rights and rights to receive distributions attached to the relevant Conversion Shares are suspended. If the Transferor fails to offer and transfer the relevant Conversion Shares to Wallbox within the number of days after the conversion date set forth by the Wallbox articles of association, Wallbox is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to Wallbox and until such transaction occurs.

The end result of the conversion of Class B Shares and subsequent transfer to Wallbox of Conversion Shares is that a Wallbox shareholder will hold one Class A Share for each Class B Share it held at the time of conversion.

Issuance of Shares and Pre-emptive Rights

Issuance of Shares

Under Dutch law, the general meeting of Wallbox is authorized to issue Shares or to grant rights to subscribe for Shares and to restrict and/or exclude statutory pre-emptive rights in relation to the issuance of

Shares or the granting of rights to subscribe for Shares. The general meeting of Wallbox may designate the Board competent to issue Shares (or grant rights to subscribe for Shares) and to determine the issue price and other conditions of the issue for a specified period not exceeding five years (which period can be extended from time to time for further periods not exceeding five years).

Such designation by the general meeting of Wallbox must state the number of Shares that may be issued. The designation of the Board by the general meeting of Wallbox cannot be withdrawn unless determined otherwise at the time of designation. A resolution of the Board to issue Shares (or grant rights to subscribe for Shares) and a resolution to designate the Board thereto can only be adopted at the proposal of the Board. The general meeting of Wallbox shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares.

For a period of 5 years commencing on the date of completion of the Business Combination, the Board has been irrevocably authorized to issue Shares (and to grant rights to subscribe for Shares).

Pre-emptive Rights

Under Dutch law and the articles of association, each shareholder has a pre-emptive right in proportion to the aggregate amount of its Class A Shares and Class B Shares upon the issuance of Class A Shares and Class B Shares (or the granting of rights to subscribe for Class A Shares and Class B Shares). No pre-emptive rights shall apply in respect of any issuance of Conversion Shares. This pre-emptive right does not apply to: (i) Shares issued to employees of Wallbox or a group company of Wallbox as referred to in Section 2:24b Dutch Civil Code, (ii) Shares that are issued against payment other than in cash; and (iii) Shares issued to a person exercising a previously granted right to subscribe for Shares.

The pre-emptive rights in respect of newly issued Shares or the granting of rights to subscribe for Shares may be restricted or excluded by a resolution of the general meeting of Wallbox. Pre-emptive rights may also be limited or excluded by a resolution of the Board if the Board has been designated thereto by the general meeting of Wallbox for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares.

A resolution of the general meeting of Wallbox to limit or exclude pre-emptive rights or a resolution to designate the Board thereto, can only be adopted at the proposal of the Board, and requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Wallbox is present or represented at the general meeting. Unless otherwise stipulated at its grant the designation may not be withdrawn.

If the resolution of the general meeting of Wallbox to issue Shares or to designate the authority to issue Shares to the Board is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the general meeting of Wallbox requires a prior or simultaneous approval by the group of holders of such class of Shares.

For a period of 5 years commencing on the date of completion of the Business Combination, the Board has been irrevocably authorized to limit or exclude pre-emptive rights in respect of Shares.

Repurchase of Shares

Subject to Dutch law and the articles of association, Wallbox may acquire fully paid-up Shares either for no consideration or under universal title of succession, or if, (i) its shareholders’ equity less the payment required to make the acquisition, does not fall below the sum of called-up and paid-in share capital and any reserves to be maintained by Dutch law and/or the articles of association, (ii) Wallbox and its subsidiaries would thereafter not hold Shares or hold a pledge over Shares with an aggregate nominal value exceeding 50% of Wallbox’s issued share capital and (iii) the Board has been authorized thereto by the general meeting of Wallbox. Any acquisition by Wallbox of Wallbox Shares that are not fully paid-up shall be null and void.

The authorization to the Board to acquire own Shares is valid for a maximum of 18 months. As part of the authorization, the general meeting of Wallbox must specify the number of Shares that may be repurchased, the manner in which the Shares may be acquired and the price range within which the Shares may be acquired. The authorization is not required if Wallbox repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of Wallbox or a group company of Wallbox as referred to in Section 2:24b Dutch Civil Code under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

Wallbox can, jointly with its subsidiaries, hold Shares in its own capital exceeding 10% of its issued share capital for no more than three years after acquisition of Shares for no consideration or under universal title of succession. Owned Shares pledged by Wallbox and its subsidiaries are taken into account in this respect. Any Shares held by Wallbox in excess of the amount permitted shall automatically transfer to the directors jointly at the end of the last day of such three-year period. Each director shall be jointly and severally liable to compensate Wallbox for the value of the Shares at such time, with interest at the statutory rate thereon from such time. The same applies to the acquisition of Shares for employees of Wallbox under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange and held by Wallbox for more than one year after acquisition thereof.

For a period of 18 months commencing on the date of completion of the Business Combination, the Board has been irrevocably authorized to repurchase Shares. At the annual general meeting held on June 22, 2022, this authorization has been renewed for a period of 18 months following the date of the annual general meeting.

Reduction of Share Capital

The general meeting of Wallbox may, only upon a proposal of the Board, resolve to reduce the issued share capital by (i) cancelling Shares held by Wallbox itself or (ii) amending the articles of association to reduce the nominal value of the Shares. In either case, this reduction would be subject to provisions of Dutch law and the articles of association. Under Dutch law, a resolution of the general meeting of Wallbox to reduce the number of Shares must designate the Shares to which the resolution applies and must lay down rules for the implementation of the resolution. A resolution to reduce the issued share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued share capital of Wallbox is present or represented at the general meeting.

If the resolution of the general meeting of Wallbox to reduce Wallbox’s issued share capital by reducing the nominal value of Shares through amendment of the articles of association is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the general meeting of Wallbox requires a prior or simultaneous approval by the group of holders of such class of Shares.

In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

Wallbox’s Shareholders’ Register

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

The shareholders’ register and records names and addresses of all holders of Shares, showing the date on which the Shares were acquired, the date of the acknowledgement by or notification of Wallbox as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct on Shares belonging to another or a right of pledge in respect of such Shares.

Certain Class A Shares are held through The Depositary Trust Company, or DTC, therefore DTC or its nominee is recorded in the shareholders’ register as the holder of those Class A Shares.

General Meetings and Voting Rights

General Meeting

General meetings of Wallbox are to be held in a location determined in accordance with Dutch law and the Articles of Association. The annual general meeting of Wallbox shall be held each year within six months after the end of Wallbox’s financial year. Other general meetings of Wallbox shall be held as often as the Board or the Chair & CEO deems necessary, and shall be held within three months after the Board has considered it to be likely that Wallbox’s equity has decreased to an amount equal to or lower than half of its paid-up and called-up share capital, in order to discuss the measures to be taken if so required.

General meetings are convened by the Board or the Chair & CEO. Pursuant to Dutch law, one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least the part of Wallbox’s issued share capital prescribed by law for this purpose, may request the Board in writing to convene a general meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the general meeting could be held within the relevant statutory period after the request, the requesting shareholders and/or other persons with meeting rights may at their request be authorized by the preliminary relief judge of the district court to convene a general meeting.

The notice of a general meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law. The notice of a general meeting shall in any event state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting and the procedure for participating at the meeting whether or not by written proxy-holder.

The notice of a general meeting shall also state the record date and the manner in which the persons with meeting rights may procure their registration and exercise their rights. Those persons with meeting rights and those persons with voting rights who are listed on the record date for a general meeting as such in a register designated for that purpose by the Board, are deemed persons with meeting rights or persons with voting rights, respectively, for that general meeting, regardless of who is entitled to the Shares at the date of the general meeting of Wallbox. Under Dutch law, the record date is currently the 28th day prior to the date of a general meeting.

Pursuant to the Dutch law, a subject for discussion which has been requested in writing by one or more shareholders and/or other persons with meeting rights who individually or jointly represent at least three percent of Wallbox’s issued share capital, shall be included in the notice of the general meeting of Wallbox or shall be notified in the same manner as the other subjects for discussion, provided Wallbox has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as to be posted on Wallbox’s website.

The general meeting of Wallbox shall be presided over by the chairman of the Board or another director designated for that purpose by the Board. If the chairman of the Board is not present at the meeting and no other director has been designated by the Board to preside over the general meeting, the general meeting itself shall appoint a chairperson. The chairperson of the general meeting shall appoint a secretary of the general meeting. Minutes of the proceedings at a general meeting shall in principle be kept by the secretary.

Voting Rights and Decision-Making

Each Class A Share confers the right on the holder to cast one vote at the general meeting of Wallbox and each Class B Share confers the right on the holder to cast ten votes at the general meeting of Wallbox. If and to the extent voting rights are not suspended, each Conversion Share confers the right on the holder to cast nine votes at the general meeting of Wallbox. To the extent the law or the articles of association do not require a qualified majority, all resolutions of the general meeting of Wallbox shall be adopted by a simple majority of the votes cast.

The chairperson of the general meeting of Wallbox shall decide on the method of voting. Abstentions, blank votes and invalid votes shall not be counted as votes. The ruling by the chairperson of the general meeting of Wallbox on the outcome of a vote shall be decisive. All disputes concerning voting for which neither the law nor the articles of association provide a solution are decided by the chairperson of the general meeting of Wallbox.

No votes may be cast at the general meeting of Wallbox for a Share held by Wallbox or a subsidiary of Wallbox. Wallbox or a subsidiary of Wallbox may not cast a vote in respect of a Share on which it holds a right of pledge or a right of usufruct. However, holders of a right of pledge or a right of usufruct on Shares held by Wallbox or a subsidiary of Wallbox are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to Wallbox or the subsidiary.

When determining how many votes are cast by shareholders, how many shareholders are present or represented, or which part of Wallbox’s issued share capital is represented at the general meeting of Wallbox, no account shall be taken of Shares for which, pursuant to the law or the articles of association, no vote can be cast.

Certain Major Transactions

Pursuant to Dutch law and the articles of association, the Board shall require the approval of the general meeting of Wallbox for resolutions regarding a significant change in the identity or nature of Wallbox or the enterprise connected with it, including in any event:

(a) the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b) concluding or cancelling any long-lasting cooperation of Wallbox or a subsidiary of Wallbox with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to Wallbox; and

(c) acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of Wallbox’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted annual accounts of Wallbox, by Wallbox or a subsidiary of Wallbox.

Board

Appointment of Directors

The number of executive directors and the number of non-executive directors are determined by the Board. The executive directors and non-executive directors shall be appointed as such by the general meeting at the nomination of the Board.

A director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual general meeting held in the year after his or her appointment. A director may be reappointed with due observance of the preceding sentence. A non-executive director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise. In the event of reappointment of a non-executive director after an eight-year period (or any reappointment thereafter), the our management report shall include the reasons for such reappointment, in accordance with the principles and best practice provisions of Dutch law.

The general meeting may at all times suspend or dismiss any director. The Board may at all times suspend an executive director.

If the seat of an executive director or the seat of a non-executive director is vacant or upon the inability of such director, the remaining executive directors (as to an executive director vacancy or inability) shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement, and the remaining non-executive directors (as to a non-executive director vacancy or inability) shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that non-executive director, provided that the Board may provide for a temporary replacement.

Liabilities of Directors

Under Dutch law, the management of a company is a joint undertaking and each director can be held jointly and severally liable to the company for damages in the event of improper or negligent performance of their duties. In such a scenario, all directors are jointly and severally liable to the company for failure of one or more co-directors. An individual director is only exempted from liability if such director proves that he or she cannot be held liable for serious culpable conduct for the mismanagement and that he or she has not been negligent in seeking to prevent the consequences of the mismanagement. In this regard, a director may refer to the allocation of tasks between the directors. Further, individual directors can be held liable to third parties based on tort, pursuant to certain provisions of the Dutch Civil Code (Burgerlijk Wetboek). In certain circumstances, including in the event of bankruptcy of the company, directors may incur additional specific civil and criminal liabilities.

Please refer to Item 7. “Major Shareholders and Related Party Transactions” included in our most recent Annual Report on Form 20-F and incorporated by reference herein for a description of the indemnification provisions in the articles of association.

Wallbox’s articles of association provide for certain indemnification rights for Wallbox’s directors relating to claims, suits or proceedings arising from his or her service to Wallbox or, at Wallbox’s request, service to other entities, as directors or officers to the maximum extent permitted by Dutch law. In addition to the indemnification rights contained in Wallbox’s articles of association, we plan to enter into indemnification agreements with our directors.

Dividends and Other Distributions

General

Wallbox may only make distributions to the extent Wallbox’s equity exceeds the sum of its paid-up and called-up part of its issued share capital and the reserves which must be maintained pursuant to the law. Distribution of profits shall be made after the adoption of the annual accounts from which it appears that the distribution is allowed.

The holders of Class A Shares and Class B Shares shall be entitled pari passu to distributions, as any and all distributions on the Shares shall be made in such a way that on each Share an equal amount or value will be distributed provided that and with observance of the following order of priority: (a) in the event of a distribution of profits in respect of a financial year, a distribution for an amount equal to one percent (1%) of the nominal value of Conversion Shares shall first be distributed on each issued and outstanding Conversion Share, and (b) following such distribution on Conversion Shares, no further distribution shall be made on Conversion Shares in respect of such financial year.

Right to Reserve and Dividend Policy

The Board may determine which part of the profits shall be reserved, with due observance of Wallbox’s policy on reserves and dividends. The general meeting of Wallbox may resolve to distribute any part of the profits remaining after reservation. If the general meeting of Wallbox does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

Interim Distribution

Subject to Dutch law and the articles of association, the Board may resolve to make an interim distribution of profits provided that it appears from an interim statement of assets signed by the Board that the Wallbox’s equity exceeds the sum of its paid up and called up part of its issued share capital and the reserves which must be maintained pursuant to the law.

Notices and Payment

The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on Wallbox’s website. Distributions shall be payable on the date determined by the Board.

The persons entitled to a distribution shall be the relevant shareholders, holders of a right of usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to Wallbox and will be carried to the reserves. The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

Exchange controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations and similar rules. There are no special restrictions in the articles of association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-out Procedures

A shareholder who alone or together with group companies holds at least 95% of the issued share capital of Wallbox for his or her own account may initiate proceedings against the other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) (Enterprise Chamber), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

A shareholder that holds a majority of Wallbox’s issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective of obtaining at least 95% of Wallbox’s issued share capital so the shareholder may initiate squeeze-out proceedings. Those restructuring transactions could, among other things, include a merger or demerger involving Wallbox, a contribution of cash and/or assets against issuance of Shares, the issue of new Shares to the majority shareholder without preemptive rights for minority shareholders or an asset sale transaction.

Depending on the circumstances, an asset sale of a Dutch public limited liability company (naamloze vennootschap) is sometimes used as a way to squeeze out minority shareholders, for example, after a successful tender offer through which a third party acquires a supermajority, but less than all, of the company’s shares. In such a scenario, the business of the target company is sold to a third party or a special purpose vehicle, followed by the liquidation of the target company. The purchase price is distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders had an interest.

Amendments to the Articles of Association

The general meeting of Wallbox may resolve to amend the articles of association at the proposal of the Board. The rights of shareholders may be changed only by amending the articles of association in compliance with Dutch law.

Dissolution and Liquidation

The general meeting of Wallbox may resolve to dissolve Wallbox at the proposal of the Board. If Wallbox is dissolved pursuant to a resolution of the general meeting of Wallbox, the members of the Board shall become liquidators of the dissolved Wallbox’s property. The general meeting of Wallbox may decide to appoint other persons as liquidators.

During liquidation, to the extent possible the articles of association shall continue to apply. The Class A Shares and Class B Shares have equal economic rights at liquidation such that any balance remaining after payment of the debts of the dissolved Wallbox shall be transferred to the shareholders pro rata in proportion to the number of Class A Shares and Class B Shares held by each shareholder, provided that and with observance of the following order of priority: an amount equal to the nominal value of Conversion Shares shall first be transferred on each Conversion Share to the holders of the Conversion Shares.

Certain Disclosure Obligations of Wallbox

Wallbox is subject to certain disclosure obligations under U.S. rules of the NYSE and the SEC. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of the NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM supervises the application of financial reporting standards by Dutch companies whose securities are listed on a regulated market or comparable non-EEA trading venue.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Wallbox regarding its application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that Wallbox’s financial reporting meets such standards and (ii) recommend to Wallbox the making available of further explanations. If Wallbox does not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) orders Wallbox to (i) make available further explanations as recommended by the AFM (ii) provide an explanation of the way Wallbox has applied the applicable financial reporting standards to its financial reports or (iii) prepare or restate our financial reports in accordance with the Enterprise Chamber’s orders.

Periodic Reporting under U.S. Securities Law

Wallbox is a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Wallbox intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and NYSE’s listing standards. Subject to certain exceptions, the NYSE rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of NYSE.

Certain Insider Trading and Market Manipulation Laws

U.S. law contains rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances. In connection with its listing on NYSE, Wallbox adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Wallbox Board and Wallbox employees in Shares or in financial instruments the value of which is determined by the value of the shares.

United States

The United States securities laws generally prohibits any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, Wallbox’s board of directors, officers and other employees may not purchase or sell shares or other securities of Wallbox when he or she is in possession of material, non-public information about Wallbox (including Wallbox’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Wallbox.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Wallbox

Wallbox’s directors, executive officers and shareholders are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document and should not be viewed as legal advice for specific circumstances.

DCGC

With respect to the DCGC, please refer to Item 6. “Directors, Senior Management and Employees” included in our most recent Annual Report on Form 20-F and incorporated by reference herein.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in Wallbox’s annual accounts. Information on directors’ remuneration and rights to acquire Shares must be disclosed in Wallbox’s annual accounts.

Transfer Agent

Wallbox lists the Class A Shares in book-entry form and such Class A Shares, through the transfer agent, will not be certificated. Wallbox appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain Wallbox’s shareholders’ register on behalf of the Board and to act as transfer agent and registrar for the Shares. The Class A Shares will trade on NYSE in book-entry form.

Listing of Shares

Wallbox’s Class A Shares are listed on the NYSE under the symbol “WBX.” Beneficial interests in the Class A Shares that are traded on the NYSE are held through the electronic book-entry system provided by The Depository Trust Company, or DTC. Each person holding Class A Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the Class A Shares.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 10,360,657 Class A Shares. The PIPE Investors acquired Class A Shares pursuant to the Subscription Agreements.

The selling securityholders may from time to time offer and sell any or all of the Class A Shares set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The following table is prepared based on information provided to us by the selling securityholders. It sets forth the name and address of the selling securityholders, the aggregate number of Class A Shares that the selling securityholders may offer pursuant to this prospectus, and the beneficial ownership of the selling securityholders both before and after the offering. We have based percentage ownership prior to this offering on 187,541,600 Class A Shares outstanding as of January 11, 2024.

The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Class A Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Class A Shares. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Class A Shares registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

Name of Selling Securityholder	Class A Shares Beneficially Owned Prior to the Offering	As a % of Class A and, as applicable, Class B Shares outstanding(6)	Number of Class A Shares Being Offered	Class A Shares Beneficially Owned After the Class A Shares are Sold
				Shares	Percent
Enric Asunción Escorsa(1)	20,280,979	9.76%	65,574	20,215,405	9.73%
Inversiones Financieras Perseo, S.L.(2)	17,171,831	9.16%	98,361	17,073,470	9.10%
ORILLA ASSET MANAGEMENT, S.L.(3)	16,117,348	8.59%	327,869	15,789,479	8.42%
Generac Power Systems, Inc.(4).	9,836,066	5.24%	9,836,066	—	—
Skabholmen Invest AB(5)	32,787	0.02%	32,787	—	—

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i)(x) 18,618,950 Class B Shares that are convertible into Class A Shares beneficially held by KARIEGA VENTURES, S.L. based on a Schedule 13G filed on February 8, 2023, (y) 713,549 Class A Shares held by Enric Asunción Escorsa based on a Schedule 13G filed on February 8, 2023, each set of securities held prior to the private placement the Company closed on June 15, 2023 (the “June 2023 Private Placement”), and (z) 495,309 Class A Shares issuable upon the exercise of options, exercisable as of or within 60 days of January 12, 2024 held by Enric Asunción Escorsa; (ii) 387,597 Class A Shares purchased by Mr. Asunción in the June 2023 Private Placement and (iii) 65,574 Class A Shares purchased by Mr. Asunción in the PIPE. Based on a Schedule 13G filed on February 8, 2023, Mr. Asunción and KARIEGA VENTURES, S.L. had shared voting power and shared investment power over 18,618,950 Class B Shares that are convertible into Class A Shares. The address of Mr. Asunción is Av. Diagonal nº 419, 4th floor, Barcelona 08008, Spain. Mr. Asunción is the Chief Executive Officer and a member of the Board of Directors of Wallbox.

(2)

Based solely on a Schedule 13G/A filed on February 10, 2023, Iberdrola, S.A., Iberdrola Participaciones S.A.U. and Inversiones Financieras Perseo S.L.U. have shared voting power and shared investment power over 17,073,470 Class A Shares, and Inversiones Financieras Perseo S.L. purchased an additional 98,361 Class A Shares in the PIPE. The address of the foregoing beneficial owners is Plaza Euskadi, 5, Bilbao (Bizkaia), Spain 48009.

(3)

Consists of (i) 8,037,541 Class A Shares held of record prior to the June 2023 Private Placement based on the Schedule 13D filed on June 29, 2023 by Orilla Asset Management, S.L. and Francisco José Riberas Mera; (ii) 7,751,938 Class A Shares purchased in the June 2023 Private Placement and (iii) 327,869 Class A Shares purchased in the PIPE. Francisco José Riberas Mera is the Sole Administrator of Orilla Asset Management, S.L. Investment and voting decisions with respect to the shares held by Orilla Asset Management are made by Francisco José Riberas Mera who has sole dispositive power over such shares. The address of Orilla Asset Management, S.L. is Alcala nº 52, Piso 3º, Puerta Izquierda, Madrid 28014, Spain. Mr. Riberas is a member of the Board of Directors of Wallbox.

(4)	Consists of 9,836,066 Class A shares purchased by Generac Power Systems, Inc. in the PIPE. The address of the foregoing named beneficial owner is S45 W29290 Hwy, 59, Waukesha, Wisconsin 53189, US.
(5)

Consists of 32,787 Class A shares purchased by Skabholmen Invest AB in the PIPE. Anders Pettersson, the Chair of the Company’s Board of Directors, has shared voting and investment power over 32,787 Class A shares. The address of the foregoing named beneficial owner is Sankt Knuts väg 19 211 57 Malmö.

(6)

Percentage for Enric Asunción Escorsa is based on Class A Shares outstanding assuming conversion of all Class B Shares beneficially held by Enric Asunción Escorsa into Class A Shares. Percentage for all other selling securityholders is based on only Class A Shares outstanding.

MATERIAL U.S. FEDERAL INCOME AND FOREIGN TAX CONSEQUENCES

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of Class A Shares and does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address all U.S. federal income tax consequences relevant to holders subject to special rules, including, without limitation:

•	regulated investment companies or real estate investment trusts;

•	brokers, dealers, or traders in securities;

•	tax-exempt organizations or governmental organizations;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding Class A Shares as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Class A Shares being taken into account in an applicable financial statement;

•	persons that actually or constructively own 10% or more (by vote or value) of our stock;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold or received Class A Shares pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Class A Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding Class A Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Class A Shares that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Holders

Distributions on Class A Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” if Wallbox makes distributions of cash or property on the Class A Shares, the gross amount of such distributions (including any amount of foreign taxes withheld) to a U.S. Holder will generally be treated for U.S. federal income tax purposes first as a dividend to the extent of Wallbox’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Class A Shares, with any excess treated as capital gain from the sale or exchange of the shares. Because Wallbox does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable capital gains rates, provided that:

•

either (a) the Class A Shares are readily tradable on an established securities market in the United States, or (b) Wallbox is eligible for the benefits of a qualifying income tax treaty with the United States that includes an exchange of information program;

•

Wallbox is neither a PFIC (as discussed below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to a U.S. Holder in Wallbox’s taxable year in which the dividend is paid or the preceding taxable year;

•	the U.S. Holder satisfies certain holding period requirements; and

•	the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property.

U.S. Treasury Department guidance indicates that the Class A Shares, which are listed on the NYSE, are readily tradable on an established securities market in the United States. Thus, Wallbox believes that any dividends that it pays on the Class A Shares will be potentially eligible for the lower tax rates. U.S. Holders should consult their own tax advisors regarding the availability of the lower tax rates for dividends paid with respect to Class A Shares.

The amount of any dividends paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss (which will generally will be treated as U.S. source ordinary income or loss) if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain conditions and limitations (including a minimum holding period requirement), any foreign withholding taxes on dividends may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. However, recently issued Treasury regulations that apply to taxes paid or accrued in taxable years beginning on or after December 28, 2021 (the “Foreign Tax Credit Regulations”) impose additional requirements for foreign taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. Subject to certain exceptions, dividends on Class A Shares will constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Wallbox with respect to the Class A Shares generally will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.” Instead of claiming a foreign tax credit, a U.S. Holder may be able to deduct any foreign withholding taxes on dividends in computing such U.S. Holder’s taxable income, subject to generally applicable limitations under U.S. law (including that a U.S. Holder is not eligible for a deduction for foreign income taxes paid or accrued in a taxable year if such U.S. Holder claims a foreign tax credit for any foreign income taxes paid or accrued in the same taxable year). The rules governing the foreign tax credit and deductions for foreign taxes are complex. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit or a deduction under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Class A Shares.

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Class A Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such Class A Shares as determined in U.S. dollars. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Class A Shares generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder had a holding period in the Class A Shares of more than one year. A non-corporate U.S. Holder, including an individual, who has held the Class A Shares for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. Accordingly, in the event any foreign tax (including withholding tax) is imposed upon the sale, exchange, redemption or other taxable disposition of Class A Shares, a U.S. Holder may not be able to utilize foreign tax credits unless such U.S. Holder has foreign source income or gain in the same category from other sources. Moreover, pursuant to the Foreign Tax Credit Regulations, unless a U.S. Holder is eligible for and elects the benefits of an applicable income tax treaty, any such foreign tax would generally not be a foreign income tax eligible for a foreign tax credit (regardless of any other foreign source income or gain that the U.S. Holder may have). In such case, however, the non-creditable foreign tax may reduce the amount realized on the sale, exchange, redemption or other taxable disposition of the Class A Shares. U.S. Holders are urged to consult their own tax advisors regarding the ability to claim a foreign tax credit and the application of any applicable income tax treaty to such U.S. Holder’s particular circumstances.

Passive Foreign Investment Company Rules

Wallbox will be classified as a passive foreign investment company (a “PFIC”), within the meaning of Section 1297 of the Code, for any taxable year if either: (a) at least 75% of its gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of passive income. For this purpose, Wallbox will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Under the PFIC rules, if Wallbox were considered a PFIC at any time that a U.S. Holder owns Class A Shares, Wallbox would continue to be treated as a PFIC with respect to such investment unless (i) Wallbox ceases to be a PFIC and (ii) such U.S. Holder makes a “deemed sale” election under the PFIC rules.

Based on the recent, current and anticipated composition of the income, assets and operations of Wallbox and its subsidiaries, Wallbox does not expect to be treated as a PFIC in the current taxable year or in future taxable years. This is a factual determination, however, that depends on, among other things, the composition of the income and assets, and the market value of the shares and assets, of Wallbox and its subsidiaries from time to time as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Thus, the determination can only be made annually after the close of each taxable year and there can be no assurances that Wallbox will not be classified as a PFIC for the current taxable year or for any future taxable year.

If Wallbox is considered a PFIC at any time that a U.S. Holder owns Class A Shares, any gain such U.S. Holder recognizes on a sale or other disposition of the Class A Shares, as well as the amount of any “excess distribution” (defined below) such U.S. Holder receives, would be allocated ratably over such U.S. Holder’s holding period for the Class A Shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before Wallbox became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For purposes of these rules, distributions on the Class A Shares that are received in a taxable year by a U.S. Holder will be treated as excess distributions to the extent that they exceed 125% of the average of the annual distributions on the Class A Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter.

Certain elections may be available that would result in alternative treatments (such as qualified electing fund treatment or mark-to-market treatment) of the Class A Shares if Wallbox is considered a PFIC. Wallbox does not intend to provide the information necessary for U.S. Holders of Class A Shares to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for an investment in a PFIC described above. If Wallbox is treated as a PFIC with respect to a U.S. Holder for any taxable year, such U.S. Holder will be deemed to own shares in any of Wallbox’s subsidiaries that are also PFICs. However, an election for mark-to-market treatment would likely not be available with respect to any such subsidiaries.

If Wallbox is considered a PFIC at any time that a U.S. Holder owns Class A Shares, such a U.S. Holder would generally also be subject to annual information reporting requirements. Failure to comply with such information reporting requirements may result in significant penalties and may suspend the running of the statute of limitations. U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in Class A Shares.

Non-U.S. Holders

The section applies to Non-U.S. Holders of Class A Shares. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Class A Shares that is not a U.S. Holder, including:

•	a nonresident alien individual, other than certain former citizens and residents of the United States;

•	a foreign corporation; or

•	a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Class A Shares

Any (i) distributions of cash or property paid to a Non-U.S. Holder in respect of Class A Shares or (ii) gain realized upon the sale or other taxable disposition of Class A Shares generally will not be subject to U.S. federal income taxation unless:

•

the distribution or gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such distribution or gain is attributable); or

•

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Any distribution or gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates in the same manner as if the Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected distribution or gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which gain may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of Class A Shares, and the proceeds received by U.S. Holders on the sale or other taxable the disposition of Class A Shares effected within the United States (and, in certain cases, outside the United States), in each case other than for U.S. Holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. Holder is not an exempt recipient and fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the applicable withholding agent) and to certify that it is not subject to backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding with respect to, distributions received by Non-U.S. Holders of Class A Shares, and the proceeds received by Non-U.S. Holders on the sale or other taxable disposition of Class A Shares within the

United States or conducted through certain U.S.-related financial intermediaries, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Material Dutch Tax Considerations

The summary in this Dutch taxation paragraph solely addresses the principal Dutch tax consequences of the acquisition, ownership and disposal of the Class A Shares and does not purport to describe every aspect of taxation that may be relevant to a particular holder. Tax matters are complex, and the tax consequences of the acquisition, ownership and disposal of the Class A Shares to a particular holder of Class A Shares (a “Class A Shareholder”) will depend in part on such holder’s circumstances. Accordingly, a Class A Shareholder is urged to consult his own tax advisor for a full understanding of the tax consequences of the acquisition, ownership and disposal of the Class A Shares to him, including the applicability and effect of Dutch tax laws.

Where in this summary English terms and expressions are used to refer to Dutch concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Dutch concepts under Dutch tax law. Where in this summary the terms “the Netherlands” and “Dutch” are used, these refer solely to the European part of the Kingdom of the Netherlands. This summary assumes that Wallbox is organized, and that its business will be conducted, in the manner outlined in this prospectus. A change to such organizational structure or to the manner in which Wallbox conducts its business may invalidate the contents of this summary, which will not be updated to reflect any such change.

This summary is based on the tax law of the Netherlands (unpublished case law not included) as it stands at the date of this prospectus. The tax law upon which this summary is based, is subject to changes, possibly with retroactive effect. Any such change may invalidate the contents of this summary, which will not be updated to reflect such change.

The summary in this Dutch taxation paragraph does not address the Dutch tax consequences for a Class A Shareholder who:

•	is a person who may be deemed an owner of Class A Shares for Dutch tax purposes pursuant to specific statutory attribution rules in Dutch tax law;

•	is, although in principle subject to Dutch corporation tax, in whole or in part, specifically exempt from that tax in connection with income from Class A Shares;

•	is an investment institution as defined in the Dutch Corporation Tax Act 1969;

•	is an entity that, although in principle subject to Dutch corporation tax, is fully or partly exempt from Dutch corporation tax;

•	owns Class A Shares in connection with a membership of a management board or a supervisory board, an employment relationship, a deemed employment relationship or management role;

•

has a substantial interest in Wallbox or a deemed substantial interest in Wallbox for Dutch tax purposes. Generally, a person holds a substantial interest if (a) such person – either alone or, in the case of an individual, together with his partner or any of his relatives by blood or by marriage in the direct line (including foster-children) or of those of his partner for Dutch tax purposes – owns or is deemed to own, directly or indirectly, 5% or more of the Class A Shares or of any class of shares of Wallbox, including any rights to acquire, directly or indirectly, an interest in the Class A Shares of Wallbox or profit participating certificates relating to 5% or more of the annual profits or to 5% or more of the liquidation proceeds of Wallbox, or (b) such person’s shares, rights to acquire shares or profit participating certificates in Wallbox are held by him following the application of a non-recognition provision; or

•	is for Dutch tax purposes taxable as a corporate entity and resident of Aruba, Curaçao or Sint Maarten.

Taxes on income and capital gains

Resident Class A Shareholders

A Class A Shareholder who is resident or deemed to be resident in the Netherlands for Dutch tax purposes is fully subject to Dutch income tax if he is an individual or fully subject to Dutch corporation tax if it is a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, as described in the summary below.

Individuals deriving profits or deemed to be deriving profits from an enterprise

Any benefits derived or deemed to be derived from or in connection with Class A Shares that are attributable to an enterprise from which an individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net value of an enterprise, other than as a shareholder, are generally subject to Dutch income tax at progressive rates up to 49.5%.

Individuals deriving benefits from miscellaneous activities

Any benefits derived or deemed to be derived from or in connection with Class A Shares that constitute benefits from miscellaneous activities by an individual are generally subject to Dutch income tax at progressive rates up to 49.5%.

An individual may, inter alia, derive, or be deemed to derive, benefits from or in connection with Class A Shares that are taxable as benefits from miscellaneous activities if his investment activities go beyond regular active portfolio management.

Other individuals

If a Class A Shareholder is an individual whose situation has not been discussed before in this section Resident Class A Shareholders, the value of his Class A Shares forms part of the yield basis for purposes of tax on benefits from savings and investments. A deemed benefit, which is calculated on the basis of the Class A Shareholder’s actual bank savings plus his actual other investments (including the value of his Class A Shares), minus his actual liabilities whilst taking into account a deemed benefit for each of these categories, is taxed at the rate of 36%. For the year 2024, the estimated deemed benefit rate for actual bank savings is 1.03%, the deemed benefit rate for actual other investments is 6.04% and the estimated deemed benefit rate for actual liabilities is 2.47%. The deemed return percentages for actual bank savings and actual liabilities will be confirmed later. Actual benefits derived from or in connection with his Class A Shares are not subject to Dutch income tax.

Corporate entities

Any benefits derived or deemed to be derived from or in connection with Class A Shares that are held by a corporate entity, or an entity, including an association, a partnership and a mutual fund, taxable as a corporate entity, are generally subject to Dutch corporation tax.

General

A Class A Shareholder will not be deemed to be resident in the Netherlands for Dutch tax purposes by reason only of the execution and/or enforcement of the documents relating to the issue of Class A Shares or the performance by Wallbox of its obligations under such documents or under the Class A Shares.

Non-resident Class A Shareholders

Individuals

If a Class A Shareholder is an individual who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch income tax, he will not be subject to Dutch income tax in respect of any benefits derived or deemed to be derived from or in connection with Class A Shares, except if:

•

he derives profits from an enterprise, whether as an entrepreneur or pursuant to a co-entitlement to the net value of such enterprise, other than as a shareholder, and such enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and his Class A Shares are attributable to such permanent establishment or permanent representative;

•	he derives benefits or is deemed to derive benefits from or in connection with Class A Shares that are taxable as benefits from miscellaneous activities performed in the Netherlands; or

•

he derives profits pursuant to the entitlement to a share in the profits of an enterprise, other than as a holder of securities, which is effectively managed in the Netherlands and to which enterprise his Class A Shares are attributable.

Corporate entities

If a Class A Shareholder is a corporate entity, or an entity including an association, a partnership and a mutual fund, taxable as a corporate entity, which is neither resident, nor deemed to be resident in the Netherlands for purposes of Dutch corporation tax, it will not be subject to Dutch corporation tax in respect of any benefits derived or deemed to be derived from or in connection with Class A Shares, except if:

•

it derives profits from an enterprise directly which is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, and to which permanent establishment or permanent representative its Class A Shares are attributable; or

•

it derives profits pursuant to a co-entitlement to the net value of an enterprise which is managed in the Netherlands, other than as a holder of securities, and to which enterprise its Class A Shares are attributable.

General

If a Class A Shareholder is neither resident nor deemed to be resident in the Netherlands, such holder will for Dutch tax purposes not carry on or be deemed to carry on an enterprise, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands by reason only of the execution and/or enforcement of the documents relating to the issue of Class A Shares or the performance by Wallbox of its obligations under such documents or under the Class A Shares.

Dividend withholding tax

General

Wallbox is generally required to withhold Dutch dividend withholding tax at a rate of 15% from dividends distributed by Wallbox, subject to possible relief under Dutch domestic law, the Treaty on the Functioning of the European Union or an applicable Dutch income tax treaty depending on a particular Class A Shareholder’s individual circumstances.

As an exception to this rule, Wallbox may not be required to withhold Dutch dividend withholding tax on dividends distributed by Wallbox if it is considered to be a tax resident of both the Netherlands and Spain, in accordance with the domestic tax residency provisions applied by each of these jurisdictions, while the double tax treaty between the Netherlands and Spain attributes the tax residency exclusively to Spain. This exception does not apply to dividends distributed by Wallbox to (a) a holder who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporation tax purposes, or (b) to a holder who is not resident nor deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporation tax purposes but who derives profits from an enterprise which enterprise is carried on, in whole or in part, through a permanent establishment or a permanent representative in the Netherlands, to which his Class A Shares are attributable. The concept “dividends distributed by Wallbox” as used in this Dutch taxation paragraph includes, but is not limited to, the following:

•	distributions in cash or in kind, deemed and constructive distributions and repayments of capital not recognized as paid-in for Dutch dividend withholding tax purposes;

•	liquidation proceeds and proceeds of repurchase or redemption of Class A Shares in excess of the average capital recognized as paid-in for Dutch dividend withholding tax purposes;

•

the par value of Class A Shares issued Wallbox to a Class A Shareholder or an increase of the par value of Class A Shares, as the case may be, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

•

partial repayment of capital, recognized as paid-in for Dutch dividend withholding tax purposes, if and to the extent that there are net profits, unless (a) the general meeting of Wallbox’s shareholders has resolved in advance to make such repayment and (b) the par value of the Class A Shares concerned has been reduced by an equal amount by way of an amendment to Wallbox’s articles of association.

Additional withholding tax

An additional Dutch withholding tax may apply with respect to dividends distributed or deemed to be distributed by Wallbox if the dividends are distributed or deemed to be distributed to a related party, which (i) is resident in a low-tax or non-cooperative jurisdiction as specifically listed in an annually updated Dutch regulation, (ii) has a permanent establishment in any such jurisdiction to which the dividend is attributable, (iii) is neither resident in the Netherlands nor in a low-tax or non-cooperative jurisdiction, and is entitled to the dividend with the main purpose or one of the main purposes to avoid withholding tax of another person, (iv) is a hybrid entity, or (v) is not resident in any jurisdiction, within the meaning of the Dutch Withholding Tax Act 2021. The additional Dutch withholding tax rate will be equal to the highest Dutch corporate income tax rate at the time of the dividend payment, which is 25.8%. The additional Dutch withholding tax on dividends may be reduced by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As an exception to this rule, Wallbox may not be required to withhold this additional Dutch withholding tax on dividends distributed by Wallbox if it is considered to be a tax resident of both the Netherlands and Spain, in accordance with the domestic tax residency provisions applied by each of these jurisdictions, while the double tax treaty between the Netherlands and Spain attributes the tax residency exclusively to Spain.

Gift and inheritance taxes

No Dutch gift tax or Dutch inheritance tax will arise with respect to an acquisition or deemed acquisition of Class A Shares by way of gift by, or upon the death of, a holder of Class A Shares who is neither resident nor deemed to be resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax except if, in the event of a gift whilst not being a resident nor being a deemed resident in the Netherlands for purposes of Dutch gift tax or Dutch inheritance tax, the holder of Class A Shares becomes a resident or a deemed resident in the Netherlands and dies within 180 days after the date of the gift.

For purposes of Dutch gift tax and Dutch inheritance tax, a gift of Class A Shares made under a condition precedent is deemed to be made at the time the condition precedent is satisfied.

Registration taxes and duties

No Dutch registration tax, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, is payable in the Netherlands in respect of or in connection with the execution and/or enforcement (including by legal proceedings and including the enforcement of any foreign judgment in the courts of the Netherlands) of the documents relating to the issue of Class A Shares, the performance by Wallbox of its obligations under such documents, or the transfer of Class A Shares, except that Dutch real property transfer tax may be due upon an acquisition in connection with Class A Shares of real property situated in the Netherlands, (an interest in) an asset that qualifies as real property situated in the Netherlands, or (an interest in) a right over real property situated in the Netherlands, for the purposes of Dutch real property transfer tax.

Material Spanish Tax Considerations

The following discussion addresses certain Spanish tax consequences of acquiring, owning or disposing, as the case may be, of the Class A Shares, by Spanish and non-Spanish Holders (as defined below).

This discussion is based on domestic Spanish tax laws, including, but not limited to, tax rulings issued by Spanish tax authorities, and the U.S.-Spain Treaty (defined below). It is based upon tax laws in effect at the time of filing of this prospectus. This tax section does not address the Spanish tax consequences applicable to so-called “look-through” entities under Spanish tax law (such as trusts or estates). Furthermore, this summary does not take into account the regional tax regimes in force applicable in the Historical Territories of the Basque Country and the Historical Autonomous Region of Navarre (“Concierto” and “Convenio Económico,” respectively), or the regulations adopted by the Spanish autonomous regions (Comunidades Autónomas) that may apply to investors regarding particular taxes. Tax laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all Spanish tax considerations that may be of relevance in the context of acquiring, owning and disposing of the Class A Shares.

For the purposes of this section, the term “Spanish Holder” shall mean a beneficial owner of Class A Shares who is an individual or corporation (as applicable) resident for Spanish tax purposes in Spain or whose ownership of Class A Shares is effectively connected with a permanent establishment in Spain. The term “non-Spanish Holder” shall mean a beneficial owner of Class A Shares who is an individual or corporation resident for Spanish tax purposes in any country other than Spain and whose ownership of Class A Shares is not effectively connected with a permanent establishment in Spain.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of Class A Shares should consult their own tax advisors regarding the Spanish tax consequences of the purchase, ownership, disposition, donation or inheritance of the Class A Shares in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any Spanish tax withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of Wallbox

As a result of Wallbox’s incorporation in the Netherlands, Wallbox is considered a tax resident of the Netherlands for Dutch corporate income tax and dividend withholding tax purposes. However, given that Wallbox’s headquarters and its Chief Executive Officer and other senior executives carry out their day-to-day management activities in Spain, Wallbox’s place of effective management is in Spain and as a result, Wallbox is also considered a resident of Spain for tax purposes. As a tax resident in both the Netherlands and Spain, Wallbox is considered a “dual resident entity” and pursuant to the current Dutch-Spanish tax treaty, any dual resident entity’s ultimate tax residency is determined by which country the entity has its place of effective management for purposes of the treaty. As previously described, Wallbox’s place of effective management is in Spain and therefore, since its incorporation, Wallbox has been and expects to continue to be treated as a tax resident in Spain. For a description of the risks associated with Wallbox’s dual entity status, please see the risk factor “Risks Relating to Wallbox’s Incorporation in the Netherlands—Wallbox’s tax residency might change if the tax residency of dual resident entities is, in the new Dutch-Spanish Tax Treaty, determined by way of reaching mutual agreement” included in our Annual Report on Form 20-F and incorporated by reference herein.

As Wallbox is therefore tax resident in Spain, Wallbox’s taxable income, whether distributed or retained, is generally subject to corporate income tax (Impuesto sobre Sociedades) (“CIT”) at a tax rate of 25%.

Dividends and other distributions received by Wallbox from domestic or foreign corporations are generally 95% exempt from CIT, inter alia, if Wallbox uninterruptedly held for a period of at least one year at least a 5% of the registered share capital of the distributing corporation, which did not deduct the distributions from its own tax base. In the case of dividends and other distributions from foreign corporations, it is also required that the foreign corporation is subject to an income tax that is identical or analogous to the Spanish CIT and where the nominal tax rate is at least 10% or that there is a tax treaty in force between Spain and the country of residence of the foreign corporation which includes an information exchange clause. Subject to the above-mentioned requirements, 95% of the amount of dividends and other distributions that Wallbox receives from corporations (even if such corporations belong to the same tax consolidated group as Wallbox) are exempt from CIT. The same applies to profits earned by Wallbox from the disposition of shares in another domestic or foreign corporation. Special rules apply for this tax exemption when profit distributions or capital gains derive from entities where income from dividends or capital gains from the sale of participations exceed 70% of their total income or from entities that are subject to the Spanish tax rules on controlled foreign companies (transparencia fiscal internacional) or are not engaged in business activities (entidades patrimoniales). Losses incurred from the sale of shares meeting the above-mentioned requirements are generally not deductible for tax purposes.

A 100% tax exemption is provided for foreign income derived from a permanent establishment. Losses derived from foreign permanent establishments are not tax deductible in the tax year when they are incurred, but when the permanent establishment is liquidated.

Expenditures for external financing, amongst other items, are subject to the “interest barrier” rules. When Wallbox calculates its taxable income, the interest barrier rules generally prevent Wallbox from deducting certain net interest expense (i.e., the excess of interest expense over interest income for a given fiscal year, exceeding 30% of its taxable EBITDA (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions)) if its net interest expense exceeds €1 million and no other exceptions apply. Special rules apply in the event of financing undertaken by shareholders or related parties for certain type of investments. Interest expense that is not deductible in a given year may be carried forward to subsequent fiscal years of Wallbox (interest carryforward) and will increase the interest expense in those subsequent years, subject to the general limitation in such fiscal years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into the following 5 fiscal years. When a taxpayer becomes a member of a Spanish tax consolidated group for CIT purposes (as in the case of Wallbox), the interest barrier rules thresholds should be assessed at the level of the tax group.

Tax-loss carryforwards can be used to fully offset taxable income for CIT up to an amount of €1 million. If the taxable base subject to taxation exceeds this threshold, only up to 70% of the amount exceeding the threshold may be offset by tax-loss carry-forwards. Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to offset future taxable income in accordance with this rule.

Specific limitations of 50% and 25% of the taxable base before some adjustments apply to utilize tax-loss carryforwards in the case of taxpayers whose turnover in the previous tax year exceeds €20 million and €60 million.

Specific tax credits are granted for some corporate investments, among others: R&D and technological innovation investments, employment creation or creation of new jobs for disabled people.

Foreign tax credit may be claimed for any foreign tax paid on foreign-source income up to the amount of the tax payable in Spain on such income.

A tax consolidation regime is available to groups of companies, although limited to Spanish corporations that meet certain minimum requirements set forth under the CIT laws, which include, among others, a minimum shareholding requirement (75% of share capital ownership and the majority of voting rights).

Spanish Taxation of Holders of Class A Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax).

Taxation of non-Spanish Holders of Class A Shares

Spanish Taxation on Dividends for non-Spanish Holders of Class A Shares

As a general rule, the full amount of a dividend distributed by Wallbox to a non-Spanish Holder of Class A Shares which does not maintain a permanent establishment or other taxable presence in Spain is subject to (final) Spanish withholding tax at a tax rate of 19%. This tax can be eliminated or reduced as per the application of (i) the domestic Spanish exemption implementing the EU Parent-Subsidiary Directive or (ii) the benefits of a double tax treaty ratified by Spain.

Under the EU Parent-Subsidiary Directive exemption, no Spanish withholding taxes should be levied on the dividends distributed by a Spanish subsidiary to its EU parent company or to an EU permanent establishment of its EU parent company, to the extent that the following requirements are met:

(a) the EU parent company maintains a direct or indirect holding in the capital of the Spanish subsidiary of at least 5%. The holding must have been maintained uninterruptedly during the year prior to the date on which the distributed profit is due or, failing that, be maintained for the time required to complete such period (in the latter case, the withholding tax must be levied, although it would be refundable once the year has been completed);

(b) the EU parent company is incorporated under the laws of a EU member state, under one of the corporate forms listed in Annex I, Part A, of the EU Parent-Subsidiary Directive, and is subject to a Member State Corporate Income Tax (as listed in Annex I, Part B, of the EU Parent-Subsidiary Directive), without the possibility of being exempt; and

(c) the dividends distributed do not derive from the subsidiary’s liquidation.

This exemption shall also apply to dividends distributed by subsidiaries resident in the Spanish territory to parent companies resident in member states of the European Economic Area (“EEA”) with which Spain has an effective exchange of taxation information.

The aforesaid exemption will not be applicable if the dividend is obtained through a territory that is defined as a non-cooperative jurisdiction by Spanish regulations, and is also subject to certain anti-abuse provisions

(among which, a rule providing for the non-applicability of the exemption where the majority of the voting rights of the parent company are held directly or indirectly by non-EU/EEA-resident persons, unless it is evidenced that its incorporation and its operations are backed by valid economic motives and to substantive economic reasons).

Additionally, Non-Spanish Holders of Class A Shares resident in certain countries may be entitled to the benefits of a double tax treaty in effect between Spain and their country of tax residence. Such non-Spanish Holders may benefit from a reduced tax rate or an exemption under an applicable double tax treaty with Spain, subject to the satisfaction of any conditions specified in the relevant double tax treaty, including providing evidence of the tax residence of the non-Spanish Holder by means of a certificate of tax residence duly issued by the tax authorities of the country of tax residence of the non-Spanish Holder making express reference to the non-Spanish Holder’s entitlement to the benefits of such double tax treaty or, as the case may be, the equivalent document specified in the Spanish Order which further supplements the applicable double tax treaty. Tax residence certificates issued by a foreign tax authority (or equivalent documents) are generally valid for Spanish tax purposes for one year as from their date of issuance.

Non-Spanish Holders should consult their tax advisors with respect to the applicability and procedures under Spanish law for obtaining the benefit of an exemption or a reduced rated under a double tax treaty.

Hence, considering that Wallbox will generally apply a 19% withholding on dividend payments, please refer to our comments in section “—Spanish Taxation on Dividends for non-Spanish Holders of Class A Shares: formal procedure” regarding the formal procedure throughout which excess withholding can be avoided or refunded.

Spanish Taxation on Dividends for U.S. Treaty Beneficiaries of Class A Shares

The following discussion describes the material Spanish tax consequences for a holder that is a U.S. treaty beneficiary of holding of shares (taxation of dividend income). For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Kingdom of Spain for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and its Protocol signed at Madrid on February 22, 1990 (Convenio entre el Reino de España y los Estados Unidos de América para evitar la doble imposición y prevenir la evasión fiscal respecto de los impuestos sobre la renta, y su Protocolo, firmado en Madrid el 22 de febrero de 1990) (the “U.S.-Spain Treaty”), who is fully eligible for benefits under the U.S.-Spain Treaty.

A holder will be a U.S. treaty beneficiary entitled to full U.S.-Spain Treaty benefits in respect of the Class A Shares if it is, inter alia:

•	the beneficial owner of the Class A Shares (and the dividends paid with respect thereto);

•	a U.S. holder;

•	not also a resident of Spain for Spanish tax purposes; and

•	not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the U.S.-Spain Treaty that applies generally to assess the entitlement to the benefits of the U.S.-Spain Treaty.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of Class A Shares that are held by a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Spain.

As described above, the full amount of a dividend distributed by Wallbox to a non-Spanish Holder which does not maintain a permanent establishment or other taxable presence in Spain is subject to (final) Spanish withholding tax at a tax rate of 19%.

However, pursuant to the U.S.-Spain Treaty, the Spanish withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. Hence, considering that Wallbox will generally apply a 19% withholding on dividend payments, please refer to our comments in section “—Spanish Taxation on Dividends for non-Spanish Holders of Class A Shares: formal procedure” regarding the formal procedure throughout which excess withholding can be avoided or refunded.

Spanish Taxation on Dividends for non-Spanish Holders of Class A Shares: formal procedure

Considering all the above, Wallbox will apply a withholding of 19% on dividend payments. However, when a treaty applies based on the tax residency of the holder, the exemption or reduced tax rate established in the treaty for such income shall apply, upon the taxpayer’s evidence of their tax residency, in the form established in the corresponding legislation (for instance, IRS Form 6166 for U.S. investors). For this purpose, a special procedure approved by Order of the Ministry of Finance and Treasury on April 13, 2000 is applicable to make any withholding at the corresponding rate for non-Spanish Holders, and when applicable for the exclusion of the withholding, provided that the payment procedure involves financial entities domiciled, resident or represented in Spain that are depositaries or which manage the collection of income from such securities.

Pursuant to this regulation, upon distribution of the dividend, Wallbox will withhold on the gross income of the dividend a rate of 19% in 2023 and transfer the resulting net amount to the Spanish depositary. The depositary which gives to the Wallbox (as received from the corresponding investors) evidence in the established form of the right to the entitlement to the application of reduced rates or exclusion of withholding from the non-Spanish Holders shall immediately receive the excess amount withheld, for subsequent distribution to the investors. To this end, the non-Spanish Holders must, before the 10th day of the month following the distribution of the dividend, provide their depositary with a certificate of tax residency issued by the relevant tax authority of their country of residence, stating that the holder is resident in such country in the terms defined in the relevant treaty. In cases in which a reduced tax rate is provided by a treaty pursuant to an Order establishing the use of a specific form, this form must be delivered instead of the certificate. Such tax residency certificates are generally valid for one year from the date of issue for these purposes and if they refer to a specific period, they will only be valid for that period.

When an exemption or reduced withholding tax rate under a treaty is applicable, and the holder does not give evidence of its tax residency in a timely manner, the holder may request the Spanish tax authorities the refund of the amount withheld in excess, following the procedure and using the form stipulated in Spanish Order EHA/3316/2010 of December 17, 2010.

Spanish Taxation on Capital Gains for non-Spanish Holders of Class A Shares

The capital gains from the disposition of the Class A Shares realized by a non-Spanish Holder which does not maintain a permanent establishment or other taxable presence in Spain would be treated as Spanish source income subject to tax in Spain. In particular, capital gains derived from transfer of the Class A Shares shall be subject to tax at 19%, unless a domestic exemption or a treaty applies.

Capital gains derived from Class A Shares will be exempt from taxation in Spain in either of the following cases:

(a) Capital gains obtained directly by any non-Spanish Holder of Class A Shares which is resident of another EU member state or of an EEA member state (subject to the existence of an effective exchange of information with Spain for the purposes of paragraph 4 of Law 36/2006, of 29 November) or indirectly through a permanent establishment of such non-Spanish Holder of Class A Shares in a EU member state (other than Spain) or in a qualifying EEA member state. This exemption is not applicable to capital gains obtained through a country or territory that is defined as a non-cooperative jurisdiction by Spanish regulations. Additionally, this exemption will not apply in certain cases, which include, among others, capital gains derived by non-Spanish Holders that are corporate entities, from transfers of shares that do not comply with the requirements set forth under the CIT participation exemption regime (described above under “—Taxation of Wallbox”).

(b) Capital gains realized by non-Spanish Holders of Class A Shares who are eligible to claim the benefits of a double tax treaty entered into between their country of tax residence and Spain that provides for taxation of capital gains only in such non-Spanish Holder’s country of residence.

The Spanish tax laws also provide for an exemption on capital gains realized upon dispositions of listed securities (available to non-resident holders resident in a jurisdiction having a tax treaty with Spain providing for an exchange of information clause), but since such exemption requires the trading of such securities in a Spanish regulated stock exchange (which is not expected to be the case of the Class A Shares), such exemption shall not be available.

No withholding taxes are imposed on capital gains. Please refer to our comments in section “—Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure” regarding the formal procedure to be followed by non-Spanish Holders.

Spanish Taxation on Capital Gains for the U.S. Treaty Beneficiaries of the Class A Shares

Pursuant to the U.S.-Spain Treaty, U.S. treaty beneficiaries are not subject to Spanish tax on capital gains derived from the disposition of shares in Spanish tax resident companies (unless the capital gain refers to transfer of shares in a qualifying Spanish real estate company) and therefore should not be taxed on capital gains from the disposition of the Class A Shares.

Please refer to our comments in section “—Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure” regarding the formal procedure to be followed by U.S. treaty beneficiaries.

Spanish Taxation on Capital Gains for non-Spanish Holders: formal procedure

Non-Spanish Holders are required to file a tax return (currently, Form 210), calculating and paying, as applicable, the resulting Spanish tax due. This tax return may also be filed, and the tax paid, by the taxpayer’s tax representative in Spain, the depository or the manager of the shares, applying the procedure and the tax return set out in Order EHA/3316/2010 of December 17, 2010.

In the event that an exemption applies, whether under Spanish law or through a treaty, the non-Spanish Holder must provide evidence of his/her/its right by providing a certificate of tax residency in a timely manner duly issued by the tax authorities of his/her/its country of residence (which must state, as the case may be, that the holder is resident in that country within the meaning of the applicable treaty) or the form stipulated in the Order implementing the applicable treaty. Such tax residency certificates are generally valid for one year from the date of issue for these purposes, and if they refer to a specific period, they will only be valid for that period.

Taxation of Spanish Holders of Class A Shares

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to Spanish Holders.

Class A Shares Held by Individuals

A holder is a Spanish tax resident if, in case of an individual, he or she spends more than 183 days in Spain or has its main center of activities or economic interests, directly or indirectly, in Spain.

If the Class A Shares are held by Spanish tax resident individuals, dividends and capital gains are taxed as savings income and are subject to Spanish income tax on capital income at a tax rate of 19-28%.

A 19% withholding tax would apply on dividends while capital gains are not subject to withholding tax. Such withholding tax is creditable from the personal income tax payable; if the amount of tax withheld is greater than the amount of the net personal income tax payable, the taxpayer is entitled to a refund of the excess withheld.

Losses resulting from the disposal of Class A Shares can only be offset against other income that qualify as savings income subject to certain limitations. Capital losses derived from the disposal of Class A Shares may be offset against similar capital gain items obtained during the tax period included in the saving income base. The excess, if any, may be offset against the other incomes included in such base with a limit of 25% of such other income. The excess, if any, may be offset in the same order within the following four years. Certain losses derived from the transfer of the Class A Shares will not be treated as capital losses when identical securities are acquired during the two months prior or subsequent to the transfer date which originated that loss.

Wealth Tax

Spanish tax resident individuals shall be subject to Wealth Tax on their total net wealth at December 31, irrespective of where their assets might be located or rights might be exercised at a tax scale with marginal rates ranging between 0.2% and 3.5%, with a minimum tax-free allowance of €700,000, without prejudice to specific rules that may have been approved by the Spanish Autonomous Regions (some of which providing for full exemption of such tax). Class A Shares shall be valued using the average trading price in the last quarter of the year.

Solidarity Tax

Spanish tax resident individuals shall also be subject to a new solidarity wealth tax for high-net-worth individuals (the “Solidarity Tax”).

The scope of the Solidarity Tax is generally equivalent to that of Wealth Tax, as it is also triggered on the individuals’ total net wealth at December 31 (and, broadly, the same valuation rules will apply for the purposes of assessing an individual’s net wealth). Rates currently range between 1.7% and 3.5%. Solidarity Tax will only be payable by individuals with net assets worth, at least, €3,000,000, plus a €700,000 minimum tax-free allowance, and certain exemptions which shall be assessed on a case-by-case basis. Furthermore, the amount paid for Wealth Tax will be deductible from the Solidarity Tax in order to avoid double taxation. The Solidarity Tax is currently established as a temporary tax which, as such, shall only be payable in 2023 and 2024 (with respect to the net wealth of eligible individuals as of December 31, 2022 and 2023, respectively), although there can be no assurance that this Solidarity Tax is subject to potential extensions in the future if deemed convenient by the Spanish legislator.

Inheritance and Gift Tax

The transfer of shares by inheritance or gift in favor of individuals who are resident in Spain is subject to Inheritance and Gift Tax, without prejudice to the specific legislation applicable in each Spanish Autonomous Region. The acquirer of the shares is liable for this tax as taxpayer. The applicable general tax rates range between 7.65% and 34%. However, after applying all relevant factors (such as the specific regulations imposed by each Spanish Autonomous Region, the amount of the pre-existing assets of the taxpayer and the degree of kinship with the deceased or donor), the final effective tax rate may range from 0% to 81.6%.

Class A Shares Held by Corporations

Spanish corporations and non-Spanish Holders of Class A Shares acting in Spain through permanent establishments shall include in their CIT taxable base the gross amount of dividends and capital gains received as a result of ownership of the Class A Shares. The CIT current general tax rate applicable to this income is 25%.

However, dividends and capital gains derived by a Spanish corporation could be entitled to a 95% exemption from CIT, pursuant to the considerations mentioned above in section “—Taxation of Wallbox.” Dividends paid to Spanish corporate shareholders having a participation in Wallbox meeting the requirements to benefit from such 95% CIT exemption will not be subject to withholding on account of CIT.

Dividends distributed to CIT taxpayers holding a stake in Wallbox that does not meet the requirements to benefit from a 95% CIT exemption shall be subject to a 19% withholding tax on the total profit distributed, unless any of the withholding exemptions set forth in prevailing regulations apply, in which case, no withholding tax shall be made. This withholding shall be creditable from the CIT payable and, should the latter be insufficient, it shall give rise to the refund provided for in article 127 of the CIT Act. Capital gains deriving from the disposal of Class A Shares will not be subject to withholding tax.

Other Taxes

No Spanish transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of Class A Shares provided that Wallbox does not qualify as a real estate company.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the selling securityholders or their permitted transferees (collectively, the “selling securityholders”) of up to 10,360,657 Class A Shares issued to certain securityholders in connection with the closing of a private placement offering pursuant to the Subscription Agreements. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. All of the Class A Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. Unless otherwise agreed with the selling securityholders, we will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to our then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in the Subscription Agreements, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the selling securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debt and other obligations;

•	delayed delivery arrangement;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Shares are listed on NYSE under the symbols “WBX.”

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

The selling securityholders may use one or more underwriters to sell the securities covered by this prospectus.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses. Except to the extent otherwise set forth in a prospectus supplement, in any underwritten offering, we and our officers, directors, and the applicable selling securityholders may agree with the underwriter(s) not to dispose of or hedge any of their Class A Shares or securities convertible into or exchangeable for Class A Shares for a period of time to be agreed with the underwriter(s), without the prior written consent of the lead managing underwriter or underwriters, subject to certain exceptions.

The selling securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act with respect to the shares it is offering for resale.

The underwriter(s) and their affiliates may have engaged in, and may in the future engage in, investment banking, commercial banking, financial advisory, and other commercial dealings in the ordinary course of business with us or our affiliates. They may have received, or may in the future receive, customary fees and commissions for these transactions.

Any underwriter(s) and/or their respective affiliates may act in various capacities and/or be lenders under our financing facilities from time to time.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We have agreed to indemnify certain of the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed with certain selling securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the following: (i) the selling securityholder ceases to hold any securities covered by this prospectus or (ii) the date all securities covered by this prospectus held by selling securityholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) or Rule 144(i)(2), as applicable, and (iii) three years from the effective date of this prospectus.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation (Regulation (EU) 2017/1129):

•	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and each of our and the representatives’ affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Relevant State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares.

MiFID II Product Governance

Any person offering, selling or recommending the shares (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II (Directive 2014/65/EU) is responsible for undertaking its own target market assessment in respect of the shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

Specific Dutch selling restriction for exempt offers: Each distributor will be required to represent and agree that it will not make an offer of securities which are the subject of the offering contemplated by this prospectus to the public in the Netherlands in reliance on Article 1(4) of the Prospectus Regulation, unless:

•	such offer is made exclusively to legal entities which are qualified investors in the Netherlands;

•	standard exemption logo and wording are disclosed as required by article 5:4(2) of the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht); or

•	such offer is otherwise made in circumstances in which article 5:4(2) of the Dutch Financial Markets Supervision Act is not applicable,

provided that no such offer of securities shall require us or any distributor to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

EXPENSES OF THE OFFERING

The following table sets forth the expenses (other than underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, if any) expected to be incurred by us in connection with a possible offering of securities registered under this registration statement. All amounts are estimated except for the SEC registration fee and FINRA filing fee.

Expenses	Amount
SEC Registration Fee	$2,477.36
Printing and engraving expenses		(1)
Legal Fees and expenses		(1)
Accounting fees and expenses	32,913.60
Miscellaneous costs		(1)

Total	$35,390.96

(1)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at the time.

LEGAL MATTERS

Loyens & Loeff N.V., Dutch counsel to Wallbox, has provided a legal opinion for Wallbox regarding (i) valid issue, (ii) paying up and (iii) non-assessability of the Class A Shares offered by this document, based on the assumptions and subject to the qualifications and limitations set out therein. Certain legal matters relating to U.S. law will be passed upon for Wallbox by Latham & Watkins LLP, Houston, Texas.

Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Wallbox N.V. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 incorporated in this prospectus and in the registration statement have been so incorporated by reference in reliance on the report of BDO Bedrijfsrevisoren BV, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

BDO Bedrijfsrevisoren BV, Zaventem, Belgium, is a member of the Instituut van de Bedrijfsrevisoren / Institut des Réviseurs d’Entreprises.

ENFORCEMENT OF CIVIL LIABILITIES

We are a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, our headquarters are located in Spain and we are a tax resident of Spain with our place of effective management in Spain. The majority of our assets are located outside the United States. As of the date of this prospectus, the majority of our directors reside outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

The United States and the Netherlands currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in the Netherlands. Under current practice, the courts of the Netherlands may be expected to render a judgment in accordance with the judgment of the relevant foreign court, provided that such judgment (i) is a final judgment and has been rendered by a court which has established its jurisdiction over the Dutch company on the basis of internationally accepted grounds of jurisdiction, (ii) has not been rendered in violation of elementary principles of proper procedure (behoorlijke rechtspleging), (iii) is not contrary to the public policy of the Netherlands and (iv) is not incompatible with (a) a prior judgment of a Netherlands court rendered in a dispute between the same parties, or (b) a prior judgment of a foreign court rendered in a dispute between the same parties, concerning the same subject matter and based on the same cause of action, provided that such prior judgment is capable of being recognized in the Netherlands. Dutch courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Dutch court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Enforcement and recognition of judgments of U.S. courts in the Netherlands are solely governed by the provisions of the Dutch Civil Procedure Code. If no leave to enforce is granted, claimants must litigate the claim again before a competent Dutch court.

Despite any generally recognized choice of law clause for a jurisdiction other than the Netherlands contained in an agreement, a court in the Netherlands (a) may apply overriding mandatory provisions of (i) Netherlands law and (ii) the law of the country where the obligations arising out of such agreement have to be or have been performed, in so far as those overriding mandatory provisions render the performance of such agreement unlawful, (b) may refuse application of a provision of the chosen law if application thereof is manifestly incompatible with the public policy (ordre public) of the Netherlands or the European Union, (c) may, in relation to the manner of performance of such agreement and the steps to be taken in the event of defective performance, have regard to the law of the country where performance of such agreement takes place and (d) will ignore the choice of law clause to the extent it relates to (i) an act of unfair competition or an act restricting free competition, (ii) infringement of an intellectual property right, or (iii) the proprietary aspects of a transfer of title or the granting of security and other proprietary rights.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the Company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our managing directors, supervisory directors, non-executive directors and executive directors.

Pursuant to our articles of association and unless Dutch law provides otherwise, the Company shall indemnify and hold harmless any actual and former managing directors, supervisory directors, non-executive directors and executive directors, other members of the executive committee and proxy holders (each of them an “Indemnified Person”, against any and all liabilities, claims, judgments, fines and penalties (the “Claims”)) incurred by the Indemnified Person as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative (each, a “Legal Action”), brought by any party other than the Company itself or any subsidiaries within the meaning of Section 2:24a of the Dutch Civil Code (“Subsidiaries”), in relation to acts or omissions in or related to his capacity as an Indemnified Person.

Pursuant to such provisions of our articles of association: Claims will include derivative actions brought on behalf of the Company or any Subsidiaries against the Indemnified Person and Claims by the Company (or any Subsidiaries) itself for reimbursement for Claims by third parties on the ground that the Indemnified Person was jointly liable toward that third party in addition to the Company.

•

The Indemnified Person will not be indemnified with respect to Claims insofar as they relate to the gaining in fact of personal profits, advantages or compensation to which the Indemnified Person was not legally entitled, or if the Indemnified Person shall have been adjudged to be liable for willful misconduct (opzet) or intentional recklessness (bewuste roekeloosheid).

•

Any expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Expenses”) incurred by the Indemnified Person in connection with any Legal Action shall be settled or reimbursed by the Company, but only upon receipt of a written undertaking by that Indemnified Person that they shall repay such Expenses if a competent court in an irrevocable judgment has determined that they are not entitled to be indemnified. Expenses shall be deemed to include any tax liability which the Indemnified Person may be subject to as a result of his indemnification.

•

In the case of a Legal Action against the Indemnified Person by the Company itself or any Subsidiary(s), the Company will settle or reimburse to the Indemnified Person their reasonable attorneys’ fees and litigation costs, but only upon receipt of a written undertaking by that Indemnified Person that they shall repay such fees and costs if a competent court in an irrevocable judgment has resolved the Legal Action in favor of the Company or the relevant Subsidiary(s) rather than the Indemnified Person.

•

Expenses incurred by the Indemnified Person in connection with any Legal Action will also be settled or reimbursed by the Company in advance of the final disposition of such action, but only upon receipt of a written undertaking by that Indemnified Person that they shall repay such Expenses if a competent court in an irrevocable judgment has determined that they are not entitled to be indemnified. Such Expenses incurred by Indemnified Persons may be so advanced upon such terms and conditions as the Board decides.

We have also entered into, or intend to enter into, indemnification agreements with each of our directors and executive officers that are in some respects broader than the provisions of our articles of association described above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 9.	Exhibits

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

2.1	Form of Subscription Agreement	6-K	001-40865	2.1	12/4/23

2.2	Subscription Agreement with Generac Power Systems, Inc.	6-K	001-40865	2.2	12/4/23

3.1	Articles of Association of Wallbox N.V.	6-K	001-40865	3.1	10/1/21

4.1	Warrant Assignment, Assumption and Amended & Restated Agreement dated October 1, 2021.	20-F	333-260652	2.4	4/29/22

5.1*	Opinion of Loyens & Loeff.

23.1*	Consent of BDO Bedrijfsrevisoren BV, independent registered public accounting firm.

23.2*	Consent of Loyens & Loeff (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page hereto).

107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 10.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communications that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Barcelona on the 12th day of January 2024.

Wallbox N.V.

By:	/s/ Enric Asunción Escorsa
	Name:	Enric Asunción Escorsa
	Title:	Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Enric Asunción Escorsa and Jordi Lainz, and each of them singly, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Enric Asunción Escorsa Enric Asunción Escorsa	Chief Executive Officer, Executive Director (Principal Executive Officer)	January 12, 2024

/s/ Jordi Lainz Jordi Lainz	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	January 12, 2024

/s/ Beatriz González Ordóñez Beatriz González Ordóñez	Non-Executive Director	January 12, 2024

/s/ Anders Pettersson Anders Pettersson	Non-Executive Director	January 12, 2024

/s/ César Ruipérez Cassinello César Ruipérez Cassinello	Non-Executive Director	January 12, 2024

/s/ Donna J. Kinzel Donna J. Kinzel	Non-Executive Director	January 12, 2024

Signature	Capacity	Date

/s/ Pol Soler Pol Soler	Non-Executive Director	January 12, 2024

/s/ Francisco Riberas Francisco Riberas	Non-Executive Director	January 12, 2024

/s/ Justin Mirro Justin Mirro	Non-Executive Director	January 12, 2024

/s/ Dr. Dieter Zetsche Dr. Dieter Zetsche	Non-Executive Director	January 12, 2024

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly authorized representative in the United States of Wallbox N.V., has signed this registration statement on the 12th day of January 2024.

Wallbox USA Inc.

By:	/s/ Douglas Alfaro
	Name:	Douglas Alfaro
	Title:	General Manager, North America